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                       ENVIRONMENTAL TECTONICS CORPORATION
                   ANNOUNCES FIRST QUARTER FISCAL 2005 RESULTS

         Southampton, PA: July 14, 2004 - ENVIRONMENTAL TECTONICS CORPORATION (AMEX: ETC) (the "Company") today announced financial results for the fiscal first quarter ended May 28, 2004.

         For the fiscal first quarter ended May 28, 2004, ETC had a net loss of $1,461,000 or ($.19) per share (diluted), versus net income of $70,000, or $.01 per share (diluted) for the corresponding period of fiscal 2004. Sales for the first quarter of fiscal 2005 were $6,175,000, an increase of $45,000 or 0.7% from the first quarter of fiscal 2004. Increased sales were evidenced in our Aircrew Training Systems (ATS) (up $2,008,000, 91.4%) and Environmental (up $744,000, 338.2%) business units, with a partial offset being across-the-board decreases in the other business units. ATS benefited domestically by the sale of two Gyro-IPTs and by increased work on a centrifuge project in Malaysia. Environmental evidenced higher sales both domestically and in the international market.

         Geographically, domestic sales in the first quarter of fiscal 2005 were $2,050,000 as compared to $2,824,000 in the first quarter of fiscal 2004, a decrease of $774,000 or 27.4%, as a significant reduction in Sterilizer sales (down $1,567,000, 92.1%) was only partially offset by increases in ATS (up $776,000, 611.0%) and Environmental (up $475,000, 399.2%). The decrease in
Sterilizers reflected reduced activity for a large domestic Ethylene Oxide ("ETO") sterilizer project. Domestic sales represented 33.2% of the Company's total sales in the first quarter of fiscal 2005, down from 46.1% for the first quarter of fiscal 2004. U.S. Government sales in the first quarter of fiscal 2005 were $447,000, 7.2% of total sales, as compared to $335,000, or 5.5% of total sales in the first quarter of fiscal 2004. International sales for the first quarter of fiscal 2005 were $3,678,000 as compared to $2,971,000 in the first quarter of fiscal 2004, an increase of $707,000, 23.8%, and represented 59.6% of total sales in the current period versus 48.4% for the prior year period. The increase in international sales represented the aforementioned centrifuge work in Malaysia.

         Gross profit for the first quarter of fiscal 2005 was $994,000 as compared to $2,287,000 in the first quarter of fiscal 2004, a decrease of $1,293,000 or 56.5%. This decrease reflected a 21.2 percentage point decrease in the gross profit rate as a percent of sales. The reduced gross profit rate as a percent of sales reflected across the board reductions in all business areas, most notably Simulation and Hyperbaric. Environmental gross profit suffered from installation cost overruns totaling $333,000 for projects in China and Italy. ATS experienced unbudgeted expenses of $163,000 to upgrade an airplane simulator in Egypt. Simulation expended additional development funds of $131,000 for two international projects.


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                             SELECTED FINANCIAL DATA

  (THOUSANDS, EXCEPT SHARE
  AND PER SHARE INFORMATION)                FISCAL QUARTER  ENDED
                                          MAY 28,           MAY 30,
                                           2004              2003
                                        ---------          --------
Sales                                     $6,175             $6,130
Gross Profit                                 994              2,287
Operating (loss)/income                   (1,645)               520
Pre-tax (loss)/income                     (2,074)               133
Minority interest                              1                 (4)
Net (loss)/income                        $(1,461)                70
Net (loss) applic./income avail.
     to common shareholders              $(1,461)               $70
EARNINGS PER SHARE
                  Basic                    $(.19)              $.01
                  Average shares       7,635,000          7,157,000
                  Diluted                  $(.19)              $.01
                  Average shares       7,635,000          7,751,000


         William F. Mitchell, ETC's President and Chairman, stated, "The results for the first quarter of fiscal 2005 primarily reflected the negative impact of the following significant factors:

         o negative gross margins on some long-term international projects that experienced difficulties during installation and completion in the field
         o additional development funds not covered in the selling price for some simulation projects, although it is anticipated that the extra functionality will make the products more flexible and marketable to fire schools and academies throughout Europe
         o continued selling, general and administrative costs for litigation and contract claims
         o  higher cost of capital reflecting the February 2003 refinancing

         Since the end of the fiscal quarter a few of the problem jobs have been completed which should allow for improved gross margins going forward.

         Despite the difficult world conditions, during the first quarter we managed to book over $5 million in new contracts. This included five monoplace chambers, mostly for sites in the local Philadelphia area, a $2.2 million order for two multiplace hyperbaric chambers for an international customer, and approximately $650,000 in new sterilizer orders. We expect a large portion of the revenue from these contracts to be reflected in this fiscal year.

         An additional major milestone was achieved last week when we concluded negotiations with a major U.S. defense contractor for a significant contract to build aircraft simulators in our Polish subsidiary. These will support a major acquisition of U.S. aircraft by the Polish Air Force. While the impact on this fiscal year's results will be minimal, the financial impact on Poland's results for the next two fiscal years should be very favorable.



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         As was announced on June 2nd, we successfully factory tested and the customer accepted the first G-FET II equipped as an Authentic Tactical Flight Simulator. This device combines the latest available flight simulation technology with tactical flight maneuvering to provide high performance aircraft pilots with realistic air combat training. We are seeing serious interest from several International customers.

         Our Simulation division has received preliminary indications from a major airport for the purchase of software services to simulate airport certification and emergency drill training exercises in addition to the ones already implemented.

         Finally in April EnTCo, our entertainment subsidiary, announced its first international installation in Blackpool, England and its first domestic sale to the Incredible Pizza Company. Potential customer interest in this subsidiary's products remains strong.

         The impact on ETC in the past two years of global economic and political factors has been significant. However, I and your Company's management remain firmly committed to developing the best product at a competitive price."

ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.

         This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should', "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 27, 2004.


Contact: Duane D. Deaner, CFO  TEL: 215-355-9100 (ext. 1203)  FAX: 215-357-4000
               ETC - INTERNET HOME PAGE:   http://www.etcusa.com
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